UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 19, 2016

NEW YORK SUB COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-54552	98-0671108
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

580 Cranes Way, Unit 256, Altamonte Springs, Florida		32701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (315) 777-1515

6365 NW 6th Way, Suite 160, Ft. Lauderdale, Florida 33309
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

As previously announced, on April 10, 2015 we entered into a Share Exchange Agreement among Focus Franchising, Inc. (“Focus Franchising”) and its sole shareholder pursuant to which we agreed, subject to satisfaction of certain closing conditions, to acquire 100% of the issued and outstanding securities of Focus Franchising by issuing to its sole shareholder 15,000,000 common shares in the capital stock of our company.  Focus Franchising is a Florida corporation and the franchisor of full-service sandwich shops that offer submarine sandwiches, chili, soups, salads, beverages and other food products and services. We first announced the Share Exchange Agreement in our current report on Form 8-K filed on April 10, 2015.

On May 19, 2015 we closed the transaction pursuant to the Share Exchange Agreement by issuing 15,000,000 restricted common shares of our company to the shareholder of Focus Franchising. As a result of the closing, Focus Franchising was to become our wholly owned subsidiary.

On October 19, 2016, we entered into a rescission agreement with Focus Franchising and its shareholder pursuant to which the parties mutually agreed to rescind the Share Exchange Agreement and return the parties to their respective positions immediately prior to the closing of the agreement. As a result, pursuant to the rescission agreement the shareholder of Focus Franchising has surrendered for cancellation the aggregate of 15,000,000 common shares of our company held by them. These shares have now been cancelled and returned to treasury, and we have returned to such shareholder any interest we may have had or acquired in Focus Franchising.

Item 9.01 Financial Statements and Exhibits

10.1 Rescission Agreement with Focus Franchising Inc and its shareholders dated October 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK SUB COMPANY

/s/Daniel R. Patterson
Daniel R. Patterson
President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director
Date: February 9, 2017

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